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Exhibit 10.15(1)

EXECUTION VERSION

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as buyer ("Buyer") or as agent pursuant hereto ("Agent"),

FIELDSTONE MORTGAGE COMPANY, as seller ("Seller") and

FIELDSTONE INVESTMENT CORPORATION, as seller ("Seller")

Dated April 5, 2004

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SCHEDULES
Schedule 1—Representations and Warranties with Respect to Purchased Mortgage Loans
Schedule 2—Authorized Representatives
ANNEXES
Annex I—Non-Utilization Fee Formula
Annex II—Periodic Fee Schedule
EXHIBITS
A.	Form of Transaction Request
B.'	Form of Purchase Confirmation
C.	Form of Mortgage Loan Schedule
D.	Officer's Compliance Certificate
E.	Form of Subordination Agreement
F.	Form of Opinion of Seller's Counsel
G.	Underwriting Guidelines
H.	Reserved
I.	Corporate Resolutions of Seller
J.	Sellers' Tax Identification Number
K.	Existing Credit Facilities
L.	Wet Ink Procedures
M.	Escrow Instruction Letter
N.	Custodial and Bank Fee Schedule

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        This is an AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of April 5, 2004, between CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC (the "Buyer"), FIELDSTONE MORTGAGE COMPANY (a "Seller") and FIELDSTONE INVESTMENT CORPORATION (a "Seller" and, together with Fieldstone Mortgage Company, the "Sellers").

        The Buyer and the Sellers previously entered into a Master Repurchase Agreement, dated October 15, 2001, (the "Existing Master Repurchase Agreement").

        The parties have requested that the Existing Master Repurchase Agreement be amended and restated on the terms and conditions set forth herein.

1. Applicability

        From time to time the parties hereto may enter into transactions in which a Seller agrees to transfer to Buyer Mortgage Loans (as hereinafter defined) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to such Seller such Mortgage Loans at a date certain or on demand, against the transfer of funds by such Seller. This Agreement is a commitment by Buyer to engage in the Transactions as set forth herein up to the Maximum Aggregate Purchase Price; provided, that the Buyer shall have no commitment to enter into any Transaction requested which would result in the aggregate Purchase Price of then outstanding Transactions to exceed the Maximum Aggregate Purchase Price. Each such transaction shall be referred to herein as a "Transaction" and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

2. Definitions

        All capitalized terms used herein but not defined shall have the meanings set forth in the Custodial Agreement. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

        "Acceptable SPV" means a Person which issues Structured Securities Debt.

        "Acceptable State" means any state acceptable pursuant to the Sellers' Underwriting Guidelines.

        "Accepted Servicing Practices" means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

        "Act of Insolvency" means, with respect to any Person or its Affiliates, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (iii) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.

        "Affiliate" means, with respect to any Person, any "affiliate" of such Person, as such term is defined in the Bankruptcy Code.

        "Aged Loan" means a Mortgage Loan which has been subject to a Transaction hereunder for a period of greater than 90 but not greater than 180 days.

        "Agency" means Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

        "Agency Security" means a mortgage-backed security issued by an Agency.

        "Agent" means Credit Suisse First Boston Mortgage Capital LLC or any affiliate or successor thereto.

        "Agreement" means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

        "AICPA" means the American Institute of Certified Public Accountants or any successor thereto.

        "Alt-A Mortgage Loan" means a Mortgage Loan originated in accordance with the criteria established by Buyer for Alt-A Mortgage Loans, as determined by Buyer in its sole discretion and which has a FICO score of at least 600.

        "Appraised Value" means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

        "Asset Tape" means a remittance report on a monthly basis or requested buy Buyer pursuant to Section 17(e) hereof containing servicing information, including, without limitation, those fields reasonably requested by Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Mortgage Loans serviced hereunder by any Seller or any Servicer for the month (or any portion thereof) prior to the Reporting Date.

        "Assignment of Mortgage" means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Buyer.

        "Bailee Letter" has the meaning assigned to such term in the Custodial Agreement.

        "Bankruptcy Code" means the United States Bankruptcy Code of 1978, as amended from time to time.

        "Bid" has the meaning set forth in Section 4(c) hereof.

        "Bid Fee" has the meaning set forth in Section 4(c) hereof.

        "Business Day" means any day other than (A) a Saturday or Sunday or (B) a public or bank holiday in New York City or Illinois.

        "Buyer" means Credit Suisse First Boston Mortgage Capital LLC, and any successor hereunder.

        "Buyer's Margin Amount" means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) Buyer's Margin Percentage and (B) the Purchase Price for such Transaction; provided, that, with respect to any Mortgage Loan which was not an Aged Loan or an Exception Mortgage Loan on the related Purchase Date which, as of the date of determination, is an Aged Loan or an Exception Mortgage Loan, Buyer's Margin Percentage as of such date of determination shall be equal to the percentage obtained by dividing the Market Value of such Mortgage Loan on the related Purchase Date by an amount equal to the amount the Purchase Price would have been on the Purchase Date if the Mortgage Loan had been categorized as the type of Mortgage Loan (e.g., Aged Loan or an Exception Mortgage Loan, etc.) that it is categorized on the date of determination.

        "Buyer's Margin Percentage" means, with respect to any Transaction as of any date, a percentage equal to the percentage obtained by dividing the Market Value of the Purchased Mortgage Loans on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction.

        "Capital Lease Obligations" means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

        "Cash Equivalents" means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and Eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

        "Change in Control" means:

          (A)  the sale, transfer, or other disposition of all or substantially all of either Seller's assets (excluding any such action taken in connection with any securitization transaction), except the sale, transfer or other disposition of substantially all of FMC's assets to FIC; or

          (B)  the consummation of a merger or consolidation of any Seller with or into another entity or any other corporate reorganization of any Seller, if more than 50% of the combined voting power of the continuing or surviving entity immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of such Seller immediately prior to such merger, consolidation or other reorganization.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collection Account" means one or more accounts established by the Servicer into which all collections and proceeds on or in respect of the Mortgage Loans shall be deposited by Servicer.

        "Committed Mortgage Loan" means a Mortgage Loan which is the subject of a Take-out Commitment with a Take-out Investor.

        "Conforming Mortgage Loan" means a Mortgage Loan originated in accordance with the criteria of an Agency for purchase of Mortgage Loans, including, without limitation, conventional Mortgage Loans, FHA Loans and VA Loans, as determined by Buyer in its sole discretion.

        "Consolidated Adjusted Tangible Net Worth" means, for the Sellers, the amount that would, in conformity with GAAP, equal the stockholder's equity included on the balance sheet of the Sellers and their subsidiaries, plus any preferred stock not already included in the calculation of stockholder's equity, plus any Indebtedness of the Sellers and their Subsidiaries that is fully subordinated to any obligations arising under this Repurchase Agreement, plus other comprehensive loss arising from the FASB 133, minus any intangibles or goodwill (as defined under GAAP), minus any advances between the Sellers and their Affiliates (other than consolidated subsidiaries or between FIC and FMC), minus any loans or advances to officers or directors of the Sellers (as reported under GAAP), minus other comprehensive income arising from FASB 133; provided, however, that the non-cash effect (gain or loss) of any mark-to-market adjustments made directly to stockholder's equity for fluctuation of the value of financial instruments as mandated under FASB 133 shall be excluded from the calculation of Consolidated Adjusted Tangible Net Worth.

        "Custodial Agreement" means the custodial agreement dated October 15, 2001 among Sellers, Buyer and Custodian, as amended by Amendment No. 1 and Joinder, dated as of November 10, 2003, and as may be further amended from time to time.

        "Custodian" means LaSalle Bank, National Association or such other party specified by Buyer and agreed to by the Sellers, which approval shall not be unreasonably withheld.

        "Default" means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

        "Dollars" and "$" means dollars in lawful currency of the United States of America.

        "Due Date" means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

        "Effective Date" means the date upon which the conditions precedent set forth in Section 10 shall have been satisfied.

        "Electronic Tracking Agreement" means an Electronic Tracking Agreement among Buyer, the Sellers, MERS and MERSCORP, Inc., as amended by Amendment No. 1 and Joinder, dated as of November 10, 2003, and as may be further amended from time to time, to the extent applicable.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Seller is a member.

        "Escrow Instruction Letter" means the Escrow Instruction Letter from the related Seller to the Settlement Agent, in the form of Exhibit M hereto, as the same may be modified, supplemented and in effect from time to time.

        "Escrow Payments" means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

        "Event of Default" has the meaning specified in Section 15 hereof.

        "Exception Mortgage Loan" means any Mortgage Loan which is otherwise ineligible for purchase hereunder, or which otherwise becomes ineligible for purchase hereunder, which is approved by Buyer in its sole discretion; provided, however, that the Sellers shall pay to Buyer a fee of $25 with respect to any such approval of an Exception Mortgage Loan other than a Wet-Ink Mortgage Loan and $10 with respect to any such approval of an Exception Mortgage Loan which is a Wet-Ink Mortgage Loan provided, that upon 30 days notice to the Sellers, Buyer may change such Exception Mortgage Loan approval fee. Buyer's approval of a Mortgage Loan as an Exception Mortgage Loan shall expire on the earlier of (a) the date set forth by the Buyer in the written notice that such Mortgage Loan is approved as an Exception Mortgage Loan (an "Exception Notice") or (b) the occurrence of any additional event, other than that set forth in the Exception Notice, which would cause the Mortgage Loan to become ineligible for purchase hereunder. The Pricing Rate, Market Value, Purchase Price and Buyer's Margin Percentage with respect to Exception Mortgage Loans shall be set in the sole discretion of Buyer. A Mortgage Loan's status as an Exception Mortgage Loan may be changed at any time by Buyer in its sole discretion.

        "Existing Credit Facilities" has the meaning specified in Section 13(a)(23) hereof.

        "Fannie Mae" means Fannie Mae, or any successor thereto.

        "FASB 133" means the Statement of Financial Accounting Standards No. 133, or any successor statement thereto.

        "FHA" means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

        "FHA Approved Mortgagee" means a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.

        "FHA Loan" means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract

        "FHA Mortgage Insurance" means, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

        "FHA Mortgage Insurance Contract" means the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

        "FHA Regulations" means the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

        "FIC" means Fieldstone Investment Corporation or its permitted successors and assigns.

        "FICO" means Fair Isaac & Co., or any successor thereto.

        "Fidelity Insurance" means insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Fannie Mae and Freddie Mac.

        "FMC" means Fieldstone Mortgage Company or its permitted successors and assigns.

        "Foreclosed Loan" means a Mortgage Loan, the property securing which has been foreclosed upon by a Seller.

        "Freddie Mac" means Freddie Mac, or any successor thereto.

        "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

        "Ginnie Mae" means the Government National Mortgage Association and any successor thereto.

        "Government Securities" means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over any Seller or Buyer, as applicable.

        Gross Margin means, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note that is added to the Index for the purpose of calculating the applicable Mortgage Interest Rate.

        "Guarantee" means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term "Guarantee" shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms "Guarantee" and "Guaranteed" used as verbs shall have correlative meanings.

        "High Cost Mortgage Loan" means any Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or (b) a "high cost," "threshold," or "predatory" loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

        "Income" means with respect to any Purchased Mortgage Loan at any time, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon.

        "Indebtedness" means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person (other than that portion not currently due and owing not to exceed, in the aggregate with amounts excepted from clause (h) below, $500,000); (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person (other than that portion currently due and owing not to exceed, in the aggregate with amounts excepted from clause (e) above, $500,000); and (i) Indebtedness of general partnerships of which such Person is a general partner.

        "Index" means, with respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.

        "Interest Rate Adjustment Date" means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

        "Interest Rate Protection Agreement" means, with respect to any or all of the Purchased Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Take-out Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller and an Affiliate of Buyer or such other party acceptable to Buyer in its sole discretion, which agreement is acceptable to Buyer in its sole discretion.

        "Jumbo Mortgage Loan" means an A quality Mortgage Loan which is not eligible for sale to an Agency.

        "LIBOR" means for each day, the rate of interest (calculated on a per annum basis) equal to the overnight British Bankers Association Rate as reported on the display designated as "BBAM" "Page DG8 4a" on Bloomberg (or such other display as may replace "BBAM" "Page DG8 4a" on Bloomberg) on such date of determination, and if such rate shall not be so quoted, the rate per annum at which Buyer is offered Dollar deposits at or about 11:00 a.m., New York City time, on such day, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its loans are then being conducted for delivery on such day for an overnight period, and in an amount comparable to the amount of the Purchase Price of Transactions to be outstanding on such day.

        "Lien" means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

        "Margin Call" has the meaning specified in Section 6(a) hereof.

        "Margin Deficit" has the meaning specified in Section 6(a) hereof.

        "Market Value" means, with respect to any Purchased Mortgage Loan as of any date, the whole-loan servicing released fair market value of such Purchased Mortgage Loan on such date as determined by Buyer (or an Affiliate thereof) in its sole discretion. Without limiting the generality of the foregoing, each Seller acknowledges that the Market Value of a Purchased Mortgage Loan may be reduced to zero by Buyer if:

            (i)  a breach of a representation, warranty or covenant made by any Seller in this Agreement with respect to such Purchased Mortgage Loan has occurred and is continuing;

           (ii)  such Purchased Mortgage Loan is a Non-Performing Mortgage Loan;

          (iii)  such Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement (other than to a Take-out Investor pursuant to a Bailee Letter) for a period in excess of ten (10) calendar days;

          (iv)  such Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement to a Take-out Investor pursuant to a Bailee Letter for a period in excess of 45 calendar days;

           (v)  such Purchased Mortgage Loan has been subject to a Transaction for a period of greater than (a) 90 days (unless the Mortgage Loan is an Aged Loan) or (b) 180 days with respect to each Aged Loan;

          (vi)  such Purchased Mortgage Loan is a Wet-Ink Mortgage Loan for which the Wet-Ink Mortgage File has not been delivered to the Custodian on or prior to the eighth Business Day after the related Purchase Date;

         (vii)  when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Wet-Ink Mortgage Loans that are Purchased Mortgage Loans exceeds (i) 40% of the Maximum Aggregate Purchase Price for the first five Business Days and the last five Business Days of each month or (ii) 30% of the Maximum Aggregate Purchase Price for the remainder of the month;

        (viii)  when added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Sub-Prime Mortgage Loans that are Purchased Mortgage Loans exceeds $350 million dollars;

          (ix)  when added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Second Lien Mortgage Loans that are Purchased Mortgage Loans exceeds $75 million dollars;

           (x)  when added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Aged Loans that are Purchased Mortgage Loans exceeds $250 million dollars; or

          (xi)  such Purchased Mortgage Loan is no longer acceptable for purchase by Buyer (or an Affiliate thereof) under any of the flow purchase or conduit programs for which Sellers then have been approved due to a Requirement of Law relating to consumer credit laws or otherwise.

        "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any Seller or any Affiliate that is a party to any Program Agreement taken as a whole; (b) a material impairment of the ability of any Seller or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against any Seller or any Affiliate that is a party to any Program Agreement.

        "Maximum Aggregate Purchase Price" means FIVE HUNDRED MILLION DOLLARS ($500,000,000).

        "MERS" means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

        "MERS System" means the system of recording transfers of mortgages electronically maintained by MERS.

        "Monthly Payment" means the scheduled monthly payment of principal and interest on a Mortgage Loan.

        "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

        "Mortgage" means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

        "Mortgage File" means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit F to the Custodial Agreement.

        "Mortgage Interest Rate" means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

        "Mortgage Interest Rate Cap" means, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

        "Mortgage Loan" means any Sub-Prime Mortgage Loan, Exception Mortgage Loan, Jumbo Mortgage Loan, Alt A Mortgage Loan, or Conforming Mortgage Loan which is a closed-end, fixed or floating-rate, first lien or Second Lien Mortgage Loan, on a one-to-four-family residential mortgage evidenced by a promissory note and secured by a mortgage, which satisfies the requirements set forth in the Underwriting Guidelines and Section 13(b) hereof which Mortgage Loan the Custodian has been instructed to hold pursuant to the Custodial Agreement; provided, however, that, except as expressly approved in writing by Buyer, Mortgage Loans shall not include any "high-LTV" loans (i.e., a mortgage loan having a loan-to-value ratio in excess of 100% or in excess of such lower percentage set forth in the Underwriting Guidelines or with respect to Second Lien Mortgage Loans, a combined loan-to value ratio, in excess of the lower of (i) the percentage specified in the Underwriting Guidelines or (ii) 100%) or any High Cost Mortgage Loans and; provided, further, that the origination date with respect to such Mortgage Loan is no earlier than thirty (30) days prior to the related Purchase Date.

        "Mortgage Loan Documents" means the documents in the related Mortgage File to be delivered to the Custodian.

        "Mortgage Loan Schedule" means with respect to any Transaction as of any date, a mortgage loan schedule in the form of either (a)  Exhibit C attached hereto or (b) a computer tape or other electronic medium generated by the related Seller and delivered to Buyer and Custodian, which provides information (including, without limitation, the information set forth on Exhibit C attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to the Buyer.

        "Mortgage Loan Schedule and Exception Report" has the meaning assigned to such term in the Custodial Agreement.

        "Mortgage Note" means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

        "Mortgaged Property" means the real property securing repayment of the debt evidenced by a Mortgage Note.

        "Mortgagor" means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

        "Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by any Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

        "Net Income" means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.

        "Net Worth" means, with respect to any Person, an amount equal to, on a consolidated basis, such Person's stockholders' equity (determined in accordance with GAAP).

        "1934 Act" means the Securities Exchange Act of 1934.

        "Non-Performing Mortgage Loan" means (i) any Mortgage Loan for which any payment of principal or interest is thirty (30) days or more past due, (ii) any Mortgage Loan with respect to which the related mortgagor is in bankruptcy or (iii) any Mortgage Loan with respect to which the related mortgaged property is in foreclosure; provided that such Mortgage Loan is not a Foreclosed Loan.

        "Notice Date" has the meaning given to it in Section 3(b) hereof.

        "Obligations" means (a) all of the Sellers' indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Price Differential Payment Date, and other obligations and liabilities, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Mortgage Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of the Sellers' indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Mortgage Loan, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, attorneys' fees and disbursements and court costs; and (d) all of the Sellers' indemnity obligations to Buyer or Custodian or both pursuant to the Program Agreements.

        "Person" means an individual, partnership, corporation (including a business trust), limited liability company, unlimited liability company, join stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

        "Plan" means an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

        "Post Default Rate" means an annual rate of interest equal to the Pricing Rate plus 3%.

        "Price Differential" means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate for such Transaction and (B) the Purchase Price for such Transaction, calculated daily on the basis of a 360-day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination.

        "Price Differential Payment Date" means, with respect to a Purchased Mortgage Loan, the 5th day of the month following the related Purchase Date and each succeeding 5th day of the month thereafter; provided, that, with respect to such Purchased Mortgage Loan, the final Price Differential Payment Date shall be the related Repurchase Date; and provided, further, that if any such day is not a Business Day, the Price Differential Payment Date shall be the next succeeding Business Day.

        "Pricing Rate" means LIBOR plus:

          (a)   0.80% with respect to Transactions the subject of which are Conforming Mortgage Loans, Sub-Prime Mortgage Loans, Second Lien Mortgage Loans, Jumbo Mortgage Loans or Alt-A Mortgage Loans (other than Aged Loans subject to a Transaction greater than 120 days and Wet-Ink Mortgage Loans);

          (b)   0.90% with respect to Transactions the subject of which are Aged Loans subject to a Transaction greater than 120 days; and

          (c)   1.00% with respect to Transactions the subject of which are Wet-Ink Mortgage Loans.

        The Pricing Rate shall change in accordance with LIBOR, as provided in Section 5(a); provided, that in the event the daily average aggregate Purchase Price of all Purchased Mortgage Loans subject to Transactions hereunder exceeds the Pricing Rate Reduction Threshold in a calendar month, the Pricing Rate for all Transactions that exceed the Pricing Rate Reduction Threshold shall be reduced by 0.20% for such calendar month, which reduction shall be applied to the weighted average Pricing Rate and shall be reflected in the Price Differential due on the next succeeding Price Differential Payment Date.

        "Pricing Rate Reduction Threshold" means 60% of the Maximum Aggregate Purchase Price.

        "Program Agreements" means, collectively, the Custodial Agreement, this Agreement, and the Electronic Tracking Agreement, if entered into.

        "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

        "Purchase Confirmation" means a confirmation of a Transaction, in the form attached as Exhibit B hereto.

        "Purchase Date" means the date on which Purchased Mortgage Loans are to be transferred by a Seller to Buyer.

        "Purchase Price" means (i) on the Purchase Date, the price at which each Purchased Mortgage Loan is transferred by a Seller to Buyer, which shall not exceed:

          (a)   in the case of Purchased Mortgage Loans which are Conforming Mortgage Loans, Alt-A Mortgage Loans, Second Lien Mortgage Loans or Jumbo Mortgage Loans, the lesser of (1) the outstanding principal balance thereof as set forth in the related Mortgage Loan Schedule and (2) the Market Value of such Purchased Mortgage Loan multiplied by the applicable Purchase Price Percentage for such Purchased Mortgage Loan; or

          (b)   in the case of Purchased Mortgage Loans which are Sub-Prime Mortgage Loans, the applicable Purchase Price Percentage for such Sub-Prime Mortgage Loan multiplied by the lesser of (1) the outstanding principal balance thereof as set forth on the related Mortgage Loan Schedule and (2) the Market Value of such Sub-Prime Mortgage Loan; or

         (ii)  after the applicable Purchase Date, except where Buyer and the Sellers agree otherwise, such price decreased by the amount of any cash transferred by the Sellers to Buyer pursuant to Section 6(c) hereof or applied to reduce the Sellers' obligations under clause (ii) of Section 4(b) hereof.

        "Purchase Price Percentage" means, with respect to each Mortgage Loan, the following percentage, as applicable:

            (i)  98% with respect to Purchased Mortgage Loans that are Sub-Prime Mortgage Loans (other than Aged Loans);

           (ii)  99% with respect to Purchased Mortgage Loans that are first lien Conforming Mortgage Loans, Jumbo Mortgage Loans or Alt A Mortgage Loans (other than Aged Loans);

          (iii)  95% with respect to Purchased Mortgage Loans that are Second Lien Mortgage Loans (other than Aged Loans); and

          (iv)  with respect to Transactions the subject of which are Exception Mortgage Loans, a percentage to be determined by Buyer in its sole discretion.

        "Purchased Mortgage Loans" means the Mortgage Loans (and the related Repurchase Assets) transferred by the Sellers to Buyer in a Transaction hereunder and listed on the related Mortgage Loan Schedule attached to the related Transaction Request.

        "Qualified Insurer" means a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

        "Qualified Originator" means an originator of Mortgage Loans which Mortgage Loans conform to the Underwriting Guidelines.

        "Rating Agency" means each of Moody's, S&P or Fitch IBCA or any successor thereof.

        "Records" means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the Sellers or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the mortgage notes, any

Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

        "REIT" means Real Estate Investment Trust, as the term is defined in Section 856 of the Internal Revenue Code.

        "Reporting Date" means the 5th day of each month or, if such day is not a Business Day, the next succeeding Business Day.

        "Repurchase Assets" has the meaning assigned thereto in Section 8 hereof.

        "Repurchase Date" means the earlier of (i) the Termination Date, (ii) the date set forth in the applicable Purchase Confirmation which shall be no later than 180 days following the date on which the Purchased Assets are transferred by a Seller to the Buyer, (iii) the date determined by application of Section 16 hereof or (iv) the date identified to Buyer by a Seller as the date that the related Mortgage Loan is to be sold pursuant to a Take-out Commitment.

        "Repurchase Price" means the price at which Purchased Mortgage Loans are to be transferred from Buyer to a Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued but unpaid Price Differential as of the date of such determination.

        "Request for Certification" means a notice sent to the Custodian reflecting the sale of one or more Purchased Mortgage Loans to Buyer hereunder.

        "Requirement of Law" means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Responsible Officer" means shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.

        "S&P" means Standard & Poor's Ratings Services, or any successor thereto.

        "Second Lien Mortgage Loan" means a Mortgage Loan which has a second lien on the Mortgaged Property.

        "Seller" means Fieldstone Mortgage Company or Fieldstone Investment Corporation, or their respective permitted successors and assigns.

        "Servicer" means any servicer approved by Buyer in its sole discretion, which may be a Seller.

        "Servicing Agreement" means any servicing agreement entered into among Seller, Buyer and any servicer as the same may be amended from time to time.

        "Settlement Agent" means, with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Buyer, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated. A Settlement Agent is deemed approved unless Buyer notifies the Sellers otherwise at any time electronically or in writing.

        "Structured Securities Debt" means any Indebtedness incurred by an Acceptable SPV, provided that (i) such Indebtedness is non-recourse to any shareholder or equity owner of such Acceptable SPV, (ii) such Indebtedness is publicly issued or privately placed pursuant to a 144(a) offering and (iii) such Indebtedness is rated by at least one of the Rating Agencies.

        "Subsidiary" means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

        "Sub-Prime Mortgage Loan" means a Mortgage Loan originated in accordance with the criteria established by Buyer for sub-prime mortgage loans, as determined by Buyer in its sole discretion.

        "Take-out Commitment" means a commitment of a Seller to either (a) sell one or more Purchased Mortgage Loans to a Take-out Investor or (b) (i) swap one or more Purchased Mortgage Loans with a Take-out Investor that is an Agency for an Agency Security, and (ii) sell the related Agency Security to a Take-out Investor, and in each case, the corresponding Take-out Investor's commitment back to such Seller to effectuate any of the foregoing, as applicable. With respect to any Take-out Commitment with an Agency, the applicable agency documents list Buyer as sole subscriber.

        "Take-out Investor" means (i) an Agency or (ii) other institution which has made a Take-out Commitment and has been approved by Buyer.

        "Termination Date" means the earlier of (a) February 24, 2005 or (b) the date of the occurrence of an Event of Default.

        "Test Period" means any fiscal quarter.

        "Transaction Request" means a request from a Seller to Buyer, in the form attached as Exhibit A hereto, to enter into a Transaction.

        "Trust Receipt and Certification" means, with respect to any Transaction as of any date, a receipt and certification in the form attached as an exhibit to the Custodial Agreement.

        "Underwriting Guidelines" means the standards, procedures and guidelines of Sellers for underwriting and acquiring Mortgage Loans, which are set forth in the written policies and procedures of Sellers, a copy of which is attached hereto as Exhibit G and such other guidelines as are identified to and approved in writing by Buyer (provided, that the Buyer shall be deemed to have approved revised or additional Underwriting Guidelines if the Buyer has failed to object to such revised or additional Underwriting Guidelines within ten (10) Business Days of Buyer's receipt of such revised or additional Underwriting Guidelines).

        "Uniform Commercial Code" means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

        "VA" means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

        "VA Approved Lender" means a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

        "VA Loan" means a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a VA Loan Guaranty Agreement, or a Mortgage Loan which is a vender loan sold by the VA.

        "VA Loan Guaranty Agreement" means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen's Readjustment Act, as amended.

        "Violation Deadline" has the meaning assigned thereto in Section 4(c) hereof.

        "Wet-Ink Mortgage Loan" means a Mortgage Loan which a Seller is selling to Buyer simultaneously with the origination thereof prior to the delivery to the Custodian of the Mortgage File related thereto.

        "Wet-Ink Mortgage File" means, with respect to any Wet-Ink Mortgage Loan, the documents set forth in Exhibit            L hereto.

3. Program; Initiation of Transactions

        a.     From time to time Buyer will purchase from each Seller certain Mortgage Loans that have been either originated by such Seller or purchased by such Seller from other originators. All Purchased Mortgage Loans shall exceed or meet the Underwriting Guidelines, and shall be serviced by Servicer. The aggregate Purchase Price of Purchased Mortgage Loans subject to outstanding Transactions shall not exceed the Maximum Aggregate Purchase Price. With respect to Transactions involving Mortgage Loans that are not Wet-Ink Mortgage Loans, Buyer shall only be required to enter into Transactions in which the Purchase Price with respect thereto is at least $1,000,000. With respect to each Transaction involving Mortgage Loans that are not Wet-Ink Mortgage Loans, Buyer shall not be required to enter into Transactions more than 3 times per calendar week.

        b.     With respect to each Transaction involving Mortgage Loans which are not Wet-Ink Mortgage Loans, the related Seller shall give Buyer and Custodian at least 1 Business Day's prior notice of any proposed Purchase Date (the date on which such notice is given, the "Notice Date"); provided, that if the Sellers are delivering 25 or fewer Mortgage Loans, which are not Wet-Ink Mortgage Loans, on a Purchase Date, the notice shall be delivered on or before 12:00 noon on the Purchase Date. With respect to Wet-Ink Mortgage Loans, the related Seller shall deliver notice of any proposed purchase on or before 4:30 p.m. Eastern Time on the Purchase Date. On the Notice Date, the related Seller shall (i) request that Buyer enter into a Transaction by furnishing to Buyer a Transaction Request, (ii) deliver to Buyer and Custodian a Mortgage Loan Schedule and (iii) deliver to Custodian a Request for Certification and each Mortgage File or Wet-Ink File for each Wet-Ink Mortgage Loan in accordance with Section 10(b)(3) and otherwise comply with the procedures set forth in Exhibit L hereto. In the event the Mortgage Loan Schedule provided by a Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to such Seller describing such error and such Seller may either (i) give Buyer written or electronic authority to correct the computer data, reformat such Mortgage Loan Schedule or properly align the computer fields or (ii) correct the computer data, reformat the Mortgage Loan Schedule or properly align the computer fields itself and resubmit the Mortgage Loan Schedule as required herein. In the event that such Seller gives Buyer authority to correct the computer data, reformat the Mortgage Loan Schedule or properly align the computer fields, such Seller shall pay $10 per change and any other direct expenses incurred by Buyer; provided, that upon 30 days' notice to the Sellers, Buyer may change such computer correction fee. The Sellers shall hold Buyer harmless for such correction, reformatting or realigning, as applicable, except as otherwise expressly provided herein. In the event that such changes to a Mortgage Loan Schedule have been made prior to the date of this Repurchase Agreement, the terms hereof shall also govern such changes.

        c.     With respect to each Exception Mortgage Loan, upon receipt of the Transaction Request, Buyer shall, consistent with this Agreement, specify the specific terms for such proposed Transaction, including the Purchase Price, the Pricing Rate, the Market Value and the Repurchase Date in respect of such Transaction. The terms thereof shall be set forth in the Purchase Confirmation to be delivered to the related Seller on or prior to the Purchase Date.

        d.     With respect to each Exception Mortgage Loan, the Purchase Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and the applicable Seller with respect to the Transaction to which the Purchase Confirmation relates, and such Seller's acceptance of the related proceeds shall constitute such Seller's agreement to the terms of such

Purchase Confirmation. It is the intention of the parties that, with respect to each Exception Mortgage Loan, each Purchase Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement. In the event of any conflict between this Agreement and, with respect to each Exception Mortgage Loan, a Purchase Confirmation, the terms of the Purchase Confirmation shall control with respect to the related Transaction.

        e.     Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of the related Seller's interest in the Repurchase Assets shall pass to Buyer on the Purchase Date, against the transfer of the Purchase Price to the related Seller. Upon transfer of the Mortgage Loans to Buyer as set forth in this Section and until termination of any related Transactions as set forth in Sections 4 or 15 of this Agreement, ownership of each Mortgage Loan, including each document in the related Mortgage File and Records, is vested in Buyer; provided that, prior to the recordation of the assignments of mortgage by the Custodian as provided for in the Custodial Agreement, record title in the name of the related Seller to each Mortgage shall be retained by the related Seller in trust, for the benefit of Buyer, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

        f.      With respect to each Wet-Ink Mortgage Loan, by no later than 12.00 p.m. New York City time on the eighth Business Day following the applicable Purchase Date, the related Seller shall cause the related Settlement Agent to deliver to the Custodian the remaining documents in the Mortgage File.

4. Repurchase

        a.     The related Seller shall repurchase the related Purchased Mortgage Loans from Buyer on each related Repurchase Date. Such obligation to repurchase subsists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Mortgage Loan on each Price Differential Payment Date except as otherwise provided herein). The related Seller is obligated to repurchase and take physical possession of the Purchased Mortgage Loans from Buyer or its designee (including the Custodian) at such Seller's expense on the related Repurchase Date.

        b.     Provided that no Default shall have occurred and is continuing, and Buyer has received the related Repurchase Price, Buyer agrees to release its ownership interest hereunder in the Mortgage Loans (including, the Mortgage Files) at the request of the related Seller upon repurchase of Purchased Mortgage Loans by such Seller. With respect to payments in full by the related Mortgagor of a Purchased Mortgage Loan, the Sellers agree to (i) provide Buyer with a copy of a report from the related Servicer indicating that such Purchased Mortgage Loan has been paid in full, (ii) remit to Buyer, within two Business Days, the Repurchase Price with respect to such Purchased Mortgage Loans and (iii) provide Buyer a notice specifying each Purchased Mortgage Loan that has been prepaid in full. Buyer agrees to release its ownership interest in Purchased Mortgage Loans which have been prepaid in full after receipt of evidence of compliance with clauses (i) through (iii) of the immediately preceding sentence.

        c.     In the event that at any time any Purchased Mortgage Loan violates the applicable sublimit set forth in the definition of Market Value, Buyer may, in its sole discretion, redesignate such Mortgage Loan as an Exception Mortgage Loan. If Buyer does not redesignate such Mortgage Loan as an Exception Mortgage Loan, and if the related Seller does not notify Buyer within five (5) Business Days of such violation that it does not want to receive a bid for such Mortgage Loan as described below, Buyer or an Affiliate of Buyer may offer to terminate the related Seller's right and obligation to repurchase such Mortgage Loan by paying such Seller a price to be set by Buyer in its sole discretion (a "Bid"). The related Seller, within five (5) Business Days of receipt of Buyer's bid (the "Violation Deadline") may, in its sole discretion, either (i) accept Buyer's bid, terminating the related Seller's right and obligations to repurchase such Mortgage Loan under this Agreement or (ii) immediately repurchase the Mortgage Loan at the Repurchase Price in accordance with this Section 4. The Sellers shall pay Buyer a bid fee equal to $250 (the "Bid Fee") with respect to each Mortgage Loan on which Buyer or its Affiliate makes a Bid, regardless of whether the Bid is accepted and such Bid Fee shall be due and payable to Buyer by the Violation Deadline. Any amount paid by Buyer or its Affiliate to terminate the Sellers' right to repurchase a Purchased Mortgage Loan if a Bid is accepted pursuant to this Section shall be applied by Buyer toward the outstanding Repurchase Price for the applicable Transaction.

5. Price Differential.

        a.     On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Price Differential Payment Date. Two Business Days prior to the Price Differential Payment Date, Buyer shall give the Sellers written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date. On the Price Differential Payment Date, the Sellers shall pay to Buyer the Price Differential for such Price Differential Payment Date (along with any other amounts to be paid pursuant to Sections 7, 34 and 35 hereof), by wire transfer in immediately available funds.

        b.     If the Sellers fail to pay all or part of the Price Differential by 3:00 p.m. (New York time) on the related Price Differential Payment Date, with respect to any Purchased Mortgage Loan, the Sellers shall be obligated to pay to Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post Default Rate until the Price Differential is received in full by Buyer.

6. Margin Maintenance

        a.     If at any time the Market Value of any Purchased Mortgage Loan subject to a Transaction is less than Buyer's Margin Amount for such Transaction (a "Margin Deficit"), then Buyer may by notice to any Seller given pursuant to Section 20 require Sellers to transfer to Buyer cash in an amount at least equal to the Margin Deficit (such requirement, a "Margin Call").

        b.     Any notice given pursuant to Section 6(a) before 10:00 a.m. New York time on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. New York time on such Business Day; notice given after 10:00 a.m. New York time on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. New York time on the following Business Day (the foregoing time requirements for satisfaction of a Margin Call are referred to as the "Margin Deadlines"). The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. The Sellers and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer's rights under this Agreement or otherwise existing by law or in any way create additional rights for the Sellers.

        c.     In the event that a Margin Deficit exists with respect to any Purchased Mortgage Loan, Buyer may retain any funds received by it to which the Sellers would otherwise be entitled hereunder up to an amount not to exceed the Margin Deficit and upon providing notice to the Sellers, which funds (i) shall be held by Buyer against the related Margin Deficit and (ii) may be applied by Buyer against any Purchased Mortgage Loan for which the related Margin Deficit remains otherwise unsatisfied. Notwithstanding the foregoing, the Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6 to the extent that Buyer has not exercised its rights under this Subsection (c).

7. Income Payments

        a.     If Income is paid in respect of any Purchased Mortgage Loan during the term of a Transaction, such Income shall be the property of Buyer. Notwithstanding the foregoing, and provided no Event of Default has occurred and is continuing, Buyer agrees that if a third-party Servicer is in place for any Purchased Mortgage Loans, such Servicer shall deposit such Income to the Collection Account. Each Seller shall deposit all Income received in its capacity as Servicer of any Purchased Mortgage Loans or pursuant to the preceding sentence to the Collection Account in accordance with Section 12(c) hereof.

        b.     Provided no Event of Default has occurred and is continuing, on each Price Differential Payment Date, the Sellers shall remit to Buyer an amount equal to the Price Differential out of the interest portion of the Income paid in respect to the Purchased Mortgage Loans for the preceding month in accordance with Section 5 of this Agreement. Provided no Event of Default has occurred and is continuing, upon termination of any Transaction and on each Price Differential Payment Date, to the extent that there is any excess Income after repayment of all amounts to be transferred to Buyer by the Sellers, Buyer shall pay the excess to the Sellers.

        c.     In the event that an Event of Default has occurred and is continuing, notwithstanding any provision set forth herein, the Sellers shall remit to Buyer all Income received with respect to each Purchased Mortgage Loan on the related Price Differential Payment Date or on such other date or dates as Buyer notifies Seller in writing.

        d.     Notwithstanding any provision to the contrary in this Section 7, within two (2) Business Days of receipt by any Seller of any prepayment of principal in full, with respect to a Purchased Mortgage Loan, the Sellers shall remit such amount to Buyer and Buyer shall immediately apply any such amount received by Buyer to reduce the amount of the Repurchase Price due upon termination of the related Transaction.

        e.     Notwithstanding anything to the contrary set forth herein, upon written notice by Buyer to the Sellers, the Sellers shall remit to Buyer all collections received by Servicer or any Seller on the Purchased Mortgage Loans in accordance with Buyer's directions no later than the day on which aggregate collections of principal and interest (excluding principal prepayments) on the Purchased Mortgaged Loans reaches an amount to be indicated by Buyer in its sole discretion.

8. Security Interest

        Although the parties intend that all Transactions hereunder be sales and purchases and not financings, in the event any such Transactions are deemed to be financings, each Seller hereby pledges to Buyer as security for the performance by the Sellers of their Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Mortgage Loans, the Records, and all related servicing rights, the Program Agreements (to the extent such Program Agreements and such Seller's right thereunder relate to the Purchased Mortgage Loans), any related Take-out Commitments, Property, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance, hazard insurance, FHA Mortgage Insurance Contracts or VA Loan Guaranty Agreements (if any), Income, the Collection Account, Interest Rate Protection Agreements, accounts (including any interest of such Seller in escrow accounts) and any other contract rights, accounts, payments, rights to payment (including payments of interest or finance charges) general intangibles and other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, the servicing of the Purchased Mortgage Loans, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Request for Certification and/or Trust Receipt and Certification, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the "Repurchase Assets"); provided, however, as to any Purchased Mortgage Loan the security interest shall automatically terminate upon payment in full to Buyer of the Repurchase Price with respect thereto. Sellers agree to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer's security interest created hereby. Furthermore, the Sellers hereby authorize the Buyer to file financing statements relating to the Repurchase Assets, as the Buyer, at its option, may deem appropriate. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section.

9. Payment and Transfer

        Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer: (a) Account No. 3048-8764, for the account of CSFB Buyer/Fieldstone Mortgage Company Seller—Inbound Account, Citibank, ABA No. 021 000 089, and (b) Account No. 3055-7598, for the account of CSFB Buyer/Fieldstone Investment Corporation Seller—Inbound Account, Citibank, ABA No. 021 000 089, or such other account as Buyer shall specify to the Sellers in writing. Each Seller acknowledges that it has no rights of withdrawal from the foregoing account. All Purchased Mortgage Loans transferred by one party hereto to the other party shall be in the case of a purchase by Buyer in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as Buyer may reasonably request. All Purchased Mortgage Loans shall be evidenced by a Trust Receipt and Certification. Any Repurchase Price received by Buyer after 2:00 p.m. New York City time shall be deemed received on the next succeeding Business Day; provided, that Buyer shall credit to the Sellers interest, if any, earned on such funds overnight.

10. Conditions Precedent

        a.     Initial Transaction. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by the Sellers and each other party thereto:

          (1)   Program Agreements. The Program Agreements (including a Custodial Agreement in a form acceptable to Buyer) duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

          (2)   Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer's interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1.

          (3)   Organizational Documents. A certified copy of each Seller's charter, bylaws and corporate resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

          (4)   Good Standing Certificate. A certified copy of a good standing certificate of each Seller, dated as of no earlier than the date 10 Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.

          (5)   Incumbency Certificate. An incumbency certificate of the corporate secretary of each Seller, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

          (6)   Opinion of Counsel. An opinion of each Seller's counsel, in form and substance substantially as set forth in Exhibit F attached hereto.

          (7)   Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines certified by an officer of the Sellers.

          (8)   Fees. Payment of any fees due to Buyer hereunder.

        b.     All Transactions. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

          (1)   Due Diligence Review. Without limiting the generality of Section 36 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the Sellers and those Mortgage Loans identified to the Sellers by Buyer.

          (2)   Required Documents.

            (a)   With respect to each Purchased Mortgage Loan which is not a Wet-Ink Mortgage Loan the Mortgage File has been delivered to the Custodian (i) with respect to any purchase of 25 or fewer Mortgage Loans on a single Purchase Date, on or prior to 3:00 p.m. (Eastern Time) on the Purchase Date, and (ii) with respect to any purchase of 26 or more Mortgage Loans on a single Purchase Date, at least 24 hours prior to the Purchase Date;

            (b)   With respect to each Wet-Ink Mortgage Loan, the Wet-Ink Mortgage File has been delivered to Buyer or Custodian, as the case may be, by 4:30 p.m. (Eastern time) on the Purchase Date.

          (3)   Transaction Documents. Buyer or its designee shall have received on or before the day of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

            (a)   A Transaction Request delivered pursuant to Section 3(b) hereof.

            (b)   The Request for Certification and the related Mortgage Loan Schedule and Exception Report, and the Trust Receipt, each as defined in the Custodial Agreement.

            (c)   Such certificates, opinions of counsel or other documents as Buyer may reasonably request.

          (4)   No Default. No Default or Event of Default shall have occurred and be continuing;

          (5)   Requirements of Law. Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR.

          (6)   Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Sellers in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

          (7)   Electronic Tracking Agreement. To the extent the Sellers are selling Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

          (8)   Material Adverse Change. None of the following shall have occurred and/or be continuing:

            (a)   Credit Suisse First Boston, New York Branch's corporate bond rating as calculated by S&P or Moody's has been lowered or downgraded to a rating below investment grade by S&P or Moody's;

            (b)   an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a "repo market" or comparable "lending market" for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Assets through the "repo market" or "lending market" with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

            (c)   an event or events shall have occurred resulting in the effective absence of a "securities market" for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

            (d)   there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement.

          (9)   Maximum Aggregate Purchase Price. After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this Agreement shall not exceed the Maximum Aggregate Purchase Price.

          (10) New Businesses. Buyer has not determined, in Buyer's sole discretion, that the Sellers have acquired or have begun operating in any business unrelated to that of a REIT or a mortgage banker.

          (11) REIT Asset and Income Tests. In accordance with all applicable laws and requirements for income and asset tests for a REIT, FIC has satisfied all of the following asset or income tests:

            (a)   At the close of each taxable year, at least 75 percent of FIC's gross income consists of (i) "rents from real property" within the meaning of Section 856(c)(3)(A) of the Code, (ii) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (iv) dividends or other distributions on, and gain (other than gain from "prohibited transactions" within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(d)(3)(D) of the Code, and (v) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code.

            (b)   At the close of each taxable year, at least 95 percent of FIC's gross income consists of (i) the items of income described in paragraph 1 hereof (other than those described in Section 856(c)(3)(I) of the Code), (ii) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (iii) interest, (iv) dividends, and (v) income derived from payments to FIC on interest rate swap or cap agreements, options, futures contracts, forward rate agreements and other similar financial instruments entered into to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, or gain from the sale or other disposition of such an investment as described in section 856(c)(5)(G), in each case within the meaning of Section 856(c)(2) of the Code.

            (c)   At the close of each quarter of FIC's taxable years, at least 75 percent of the value of FIC's total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) has consisted of and will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of FIC's operations, but not including receivables purchased from another person), and Government Securities.

            (d)   At the close of each quarter of each of FIC's taxable years, (a) not more than 25 percent of FIC's total asset value will be represented by securities (other than those described in paragraph 3), (b) not more than 20 percent of FIC's total asset value will be represented by securities of one or more taxable REIT subsidiaries, and (c) (i) not more than 5 percent of the value of FIC's total assets will be represented by securities of any one issuer (other than Government Securities and securities of taxable REIT subsidiaries), and (ii) FIC will not hold securities possessing more than 10 percent of the total voting power or value of the outstanding securities of any one issuer (other than Government Securities, securities of taxable REIT subsidiaries, and securities of a qualified REIT subsidiary within the meaning of Section 856(i) of the Code).

11. Program

        a.     The Sellers shall reimburse Buyer for any of Buyer's reasonable out-of-pocket costs, including due diligence review costs and reasonable attorney's fees, incurred by Buyer in determining the acceptability to Buyer of any Mortgage Loans. The Sellers shall also pay, or reimburse Buyer if Buyer shall pay, any termination fee, which may be due any servicer. The Sellers shall pay the fees and expenses of Buyer's counsel (up to $20,000), due diligence and other out-of-pocket expenses of Buyer in connection with the initial establishment of this facility. Legal fees for any subsequent amendments to this Agreement or related documents shall be borne by the Sellers. The Sellers shall pay ongoing custodial and bank fees and expenses as set forth on Exhibit N hereto, and any other ongoing fees and expenses under any other Program Document.

        b.     If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then the Sellers agree to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs.

        c.     With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to the Sellers in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on a Seller's behalf, whether or not such person is listed on the certificate delivered pursuant to Section 10(a)(5) hereof. In each such case, each Seller hereby waives the right to dispute Buyer's record of the terms of the Purchase Confirmation, request or other communication.

        d.     Notwithstanding the assignment of the Program Agreements with respect to each Purchased Mortgage Loan to Buyer, each Seller agrees and covenants with Buyer (x) to enforce diligently the Sellers' rights and remedies set forth in the Program Agreements and (y) to provide Buyer with prompt written notice of any Material Adverse Effect or event which, with the passage of time, could reasonably become a Material Adverse Effect, by any party to any Program Agreement and of which such Seller is aware.

        e.     Any payments made by the Sellers to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if such payer shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then such payer shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have received if such tax had not been imposed.

12. Servicing

        a.     The Sellers, on Buyer's behalf, shall contract with Servicer to, or if a Seller is the Servicer, such Seller shall, service the Mortgage Loans consistent with the degree of skill and care that such Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with all applicable industry standards. The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder. Buyer may terminate the servicing of any Mortgage Loan with the then-existing servicer in accordance with Section 12(e) hereof.

        b.     The Sellers shall cause the Servicer to hold or cause to be held all escrow funds collected by Seller with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

        c.     The Sellers shall cause the Servicer to deposit all collections received by Servicer on the Purchased Mortgage Loans in the Collection Account no later than the 5th Business Day following receipt; provided, however, that any amounts required to be remitted to Buyer shall be deposited in the Collection Account on or prior to the day on which such remittance is to occur.

        d.     Upon Buyer's request, the Sellers shall provide promptly to Buyer (i) a letter addressed to and agreed to by the Servicer of the related Purchased Mortgage Loans, in form and substance reasonably satisfactory to Buyer, advising such Servicer of such matters as Buyer may reasonably request, and/or (ii) a recognition agreement executed by the Servicer of the related Purchased Mortgage Loans, in form and substance reasonably satisfactory to Buyer, in which the Servicer recognizes the interest of Buyer and agrees to follow the instructions of Buyer with respect to the Purchased Mortgage Loans and any related Income with respect thereto.

        e.     Upon the occurrence of an Event of Default hereunder, Buyer shall have the right to immediately terminate the Servicer's right to service the Purchased Mortgage Loans without payment of any penalty or termination fee. The Sellers shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

        f.      If the Sellers should discover that, for any reason whatsoever, the Sellers or any entity responsible to Sellers by contract for managing or servicing any such Purchased Mortgage Loan has failed to materially perform Seller's obligations under the Program Agreements or any of the obligations of such entities with respect to the Purchased Mortgage Loans, the Sellers shall promptly notify Buyer.

13. Representations; Warranties

        a.     Each Seller represents and warrants to Buyer as of the date hereof and as of each Purchase Date for any Transaction that:

          (1)   Seller Existence. FMC has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland. FIC has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland.

          (2)   Licenses. Each Seller is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect (hereinbefore defined) and is not in default of such state's applicable laws, rules and regulations. FMC has the requisite power and authority and legal right to originate and purchase Mortgage Loans (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Mortgage Loans, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement, each Program Agreement and any Transaction Request or, if applicable, Purchase Confirmation. FMC is an FHA Approved Mortgagee and VA Approved Lender. FIC is a qualified REIT as defined by the Code.

          (3)   Power. Each Seller has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect

          (4)   Due Authorization. Each Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. This Agreement, any Transaction Request, Purchase Confirmation and the Program Agreements have been (or, in the case of Program Agreements and any Transaction Request, Purchase Confirmation not yet executed, will be) duly authorized, executed and delivered by such Seller, all requisite corporate action having been taken, and each is valid, binding and enforceable against such Seller in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

          (5)   Financial Statements. Each Seller has heretofore furnished to Buyer a copy of (a) its consolidated and consolidating balance sheet and the consolidated and consolidating balance sheets of its consolidated Subsidiaries for the fiscal year of such Seller ended December 31, 2003 and the related consolidated statements of income and retained earnings and of cash flows for such Seller and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of a member of AICPA and (b) its consolidated and consolidating balance sheet and the consolidated and consolidating balance sheets of its consolidated Subsidiaries for the interim period of such Seller ended February 28, 2004, and the related consolidated statements of income and retained earnings and of cash flows for such Seller and its consolidated Subsidiaries for such quarterly fiscal periods, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of such Seller and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2003, there has been no material adverse change in the consolidated business, operations or financial condition of such Seller and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is any Seller aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change. Each Seller has, on the date of the statements delivered pursuant to this Section (the "Statement Date") no knowledge of any liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of such Seller except as heretofore disclosed to Buyer in writing.

          (6)   Event of Default. There exists no Event of Default as described in Section 15(b) hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 15(b) hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.

          (7)   Solvency. Each Seller is solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. Neither Seller intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. Sellers are not transferring any Purchased Mortgage Loans with any intent to hinder, delay or defraud any of their respective creditors.

          (8)   No Conflicts. The execution, delivery and performance by each Seller of this Agreement, any Transaction Request or Purchase Confirmation hereunder and the Program Agreements do not conflict with any term or provision of the certificate of incorporation or by-laws of such Seller or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to such Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over such Seller, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or repurchase agreement.

          (9)   True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of the Sellers, any Affiliate thereof or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of the Sellers, or any Affiliate or officer thereof, negotiation, preparation, or delivery of the Program Agreements are true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All financial statements have been prepared in accordance with GAAP.

          (10) Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by the Sellers of this Agreement, any Transaction Request, Purchase Request and the Program Agreements.

          (11) Litigation. There is no action, proceeding or investigation pending with respect to which either Seller has received service of process or, to the best of such Seller's knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of this Agreement, any Transaction Request, Purchase Confirmation or any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, any Transaction Request, Purchase Confirmation or any Program Agreement, (C) makes a claim individually in an amount greater than $2,000,000 or in an aggregate amount greater than $5,000,000, (D) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (E) which might materially and adversely affect the validity of the Purchased Mortgage Loans or the performance by it of its obligations under, or the validity or enforceability of, this Agreement, any Transaction Request, Purchase Confirmation or any Program Agreement.

          (12) Material Adverse Change. There has been no material adverse change in the business, operations, financial conditions, properties or prospects of the Sellers or its Affiliates since the date set forth in the most recent financial statements supplied to Buyer.

          (13) Ownership. Upon the filing of the financing statement and delivery of the Mortgage Files to the Custodian and the Custodian's receipt of the related Request for Certification, Buyer shall become the sole owner of the Repurchase Assets, free and clear of all liens and encumbrances.

          (14) Underwriting Guidelines. The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of the Sellers.

          (15) Taxes. Each Seller, and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of each Seller, and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of such Seller, adequate.

          (16) Investment Company. Neither the Sellers nor any of their Subsidiaries is an "investment company", or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          (17) Chief Executive Office; Jurisdiction of Organization. During the four months immediately preceding July 1, 2001, FMC's chief executive office is, and has been, located at 11000 Broken Land Parkway, Suite 600, Columbia, MD 21044. On the Effective Date, FMC's jurisdiction of organization is Maryland. FIC's chief executive office is, and has been, located at 11000 Broken Land Parkway, Suite 600, Columbia, MD 21044. On the Effective Date, FMC's jurisdiction of organization is Maryland. The Sellers shall provide Buyer with thirty days advance notice of any change in any Seller's chief executive office or jurisdiction. During the preceding five years, neither Seller (a) has been known by or done business under any other name, corporate or fictitious, except with respect to FMC, since January 1, 2000 under the name Broad Street Mortgage Company and (b) has filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

          (18) Location of Books and Records. The location where the Sellers keep their books and records, including all computer tapes and records relating to the Repurchase Assets are their respective chief executive office.

          (19) Minimum Consolidated Adjusted Tangible Net Worth. On the Effective Date, the Sellers' Consolidated Adjusted Tangible Net Worth is not less than $400 million.

          (20) ERISA. Each Plan to which a Seller or its Subsidiaries make direct contributions, and, to the knowledge of the Sellers, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

          (21) Adverse Selection. Neither Seller has selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer's interests.

          (22) Agreements. Neither the Sellers nor any Subsidiary of the Sellers is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13(a)(5) hereof. Neither the Sellers nor any Subsidiary of the Sellers is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of Seller as a whole. No holder of any indebtedness of the Sellers or of any of their Subsidiaries has given notice of any asserted default thereunder.

          (23) Other Credit Facilities. Seller hereby represents and warrants that all credit facilities of Seller (other than Structured Securities Debt) which are presently in effect are listed on Exhibit K (the "Existing Credit Facilities") hereto.

          (24) Agency Approvals. With respect to each Agency Security and to the extent necessary, FMC is an FHA Approved Mortgagee and a VA Approved Lender. FMC is also approved by Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, FMC is in good standing, with no event having occurred or FMC having any reason whatsoever to believe or suspect will occur prior to the issuance of the Agency Security or the consummation of the Take-out Commitment, as the case may be, including, without limitation, a change in insurance coverage which would either make FMC unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA. Should FMC for any reason cease to possess all such applicable approvals, or should notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA be required, FMC shall so notify Buyer immediately in writing. FMC has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

          (25) No Reliance. Each Seller has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. The Sellers are not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

          (26) Plan Assets. No Seller is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not "plan assets" within the meaning of 29 CFR §2510.3-101 in the Sellers' hands.

          (27) Real Estate Investment Trust. FIC has not engaged in any material "prohibited transactions" as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. FIC for its current "tax year" (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

        b.     With respect to every Purchased Mortgage Loan, each Seller represents and warrants to Buyer as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Schedule 1 is true and correct

        c.     The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Mortgage Loans to Buyer and shall continue for so long as the Purchased Mortgage Loans are subject to this Agreement. Upon discovery by the Sellers, Servicer or Buyer of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others. Subject to the Buyer's right to determine the Market Value of the Purchased Mortgage Loans, the Sellers shall have up to five (5) Business Days to verify any alleged breach of a representation or warranty for any Purchased Mortgage Loan. Buyer has the right to require, in its unreviewable discretion, the Sellers to repurchase within 1 Business Day after completion of the Sellers' verification review any Purchased Mortgage Loan for which a breach of one or more of the representations and warranties referenced in Section 13(a) exists and which breach has a material adverse effect on the value of such Mortgage Loan or the interests of the Buyer.

14. Covenants

        Each Seller jointly and severally covenants with Buyer that, during the term of this facility:

          a.     Minimum Consolidated Adjusted Tangible Net Worth. The Sellers shall maintain a Consolidated Adjusted Tangible Net Worth of at least $400 million."

          b.     Indebtedness to Consolidated Adjusted Tangible Net Worth Ratio. The Sellers' ratio of consolidated Indebtedness to Consolidated Adjusted Tangible Net Worth shall not exceed 16:1.

          c.     Reports. The Sellers shall provide the reports and notices required under Section 17 hereof.

          d.     Litigation. The Sellers will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting the Sellers or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an amount greater than $2,000,000 or claims in an aggregate amount greater than $5,000,000 or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

          e.     Prohibition of Fundamental Changes. No Seller shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that any Seller may merge or consolidate with (a) any wholly owned subsidiary of a Seller, or (b) any other Person if such Seller is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.

          f.      Maintenance of Profitability. FIC shall not permit, for any two consecutive Test Periods, its consolidated Net Income for any Test Period, before income taxes for such Test Period and distributions made during such Test Period, to be less than $1.00.

          g.     Servicer; Asset Tape. Sellers shall cause Servicer to provide to Buyer, electronically, in a format mutually acceptable to Buyer and Seller, an Asset Tape by no later than the Reporting Date. The Sellers shall not cause the Purchased Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to the Sellers with the execution of this Agreement.

          h.     Insurance. The Sellers and their Affiliates, will continue to maintain, for each Seller and its subsidiaries, insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Fannie Mae and Freddie Mac.

          i.      Trust Receipt. To cause the Custodian to deliver to Buyer a Mortgage Loan Schedule and Exception Report, and a Trust Receipt, no later than the date set forth in the Custodial Agreement. If upon examination of the documents included in any Mortgage File, the Custodian determines that such documents do not satisfy the requirements set forth in the Custodial Agreement, the Custodian shall mark such Mortgage Loan as an exception on its Mortgage Loan Schedule and Exception Report.

          j.      No Adverse Claims. The Sellers warrant and will defend, and shall cause any Servicer to defend, the right, title and interest of Buyer in and to all Repurchase Assets against all adverse claims and demands.

          k.     Assignment. Except as permitted herein, neither Seller nor any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Mortgage Loans or any interest therein, provided that this Section shall not prevent any transfer of Purchased Mortgage Loans in accordance with the Program Agreements.

          l.      Security Interest. The Sellers shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Sellers will comply with all rules, regulations and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Sellers will not allow any default for which any Seller is responsible to occur under any Repurchase Assets or any Program Agreements and the Sellers shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Program Agreements.

          m.    Records.

          (1)   Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Mortgage Loans in accordance with industry custom and practice for assets similar to the Purchased Mortgage Loans, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in Custodian's possession unless Buyer otherwise approves. The Sellers will not allow any such papers, records or files that are an original or an only copy to leave Custodian's possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event the Sellers will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. The Sellers or the Servicer of the Purchased Mortgage Loans will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Mortgage Loans and preserve them against loss.

          (2)   For so long as Buyer has an interest in or lien on any Purchased Mortgage Loan, the Sellers will hold or cause to be held all related Records in trust for Buyer. The Sellers shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of the Buyer granted hereby.

          (3)   Upon reasonable advance notice from Custodian or Buyer, the Sellers shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of the Sellers with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of the Sellers with its independent certified public accountants.

          n.     Books. The Sellers shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Mortgage Loans to Buyer.

          o.     Approvals. Each Seller shall maintain all licenses, permits or other approvals necessary for such Seller to conduct its business and to perform its obligations under the Program Agreements, and each Seller shall conduct its business strictly in accordance with applicable law.

          p.     Material Change in Business. The Sellers shall not make any material change in the nature of its business as carried on at the date hereof.

          q.     Underwriting Guidelines. The Sellers shall not amend or otherwise modify the Underwriting Guidelines without delivering to Buyer, in advance, a copy of the proposed amendment or modification. In the event that the Sellers proposes to make any amendment or modification to the Underwriting Guidelines, the Sellers shall deliver to Buyer a copy of the proposed amendment or modification to the Underwriting Guidelines and Buyer shall have three (3) Business Days to notify the Sellers of Buyer's approval, which shall not be unreasonably withheld, or disapproval of the Sellers' proposed amendments or modifications. If Buyer does not notify the Sellers of Buyer's disapproval within three (3) Business Days, the proposed amendments or modifications shall be deemed approved.

          r.     Distributions. If an Event of Default has occurred and is continuing, the Sellers shall not pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

          s.     Applicable Law. The Sellers shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

          t.      Existence. The Sellers shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises.

          u.     Chief Executive Office; Jurisdiction of Organization. No Seller shall move its chief executive office from the address referred to in Section 13(a)(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 13(a)(17) unless it shall have provided Buyer 30 days' prior written notice of such change.

          v.     Taxes. The Sellers shall pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy (i) the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained or (ii) of which the Sellers has no knowledge.

          w.    Transactions with Affiliates. The Sellers will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate which is not also a Seller hereunder, unless such transaction is (i)(a) otherwise permitted under the Program Agreements, (b) in the ordinary course of Seller's business, and (c) upon fair and reasonable terms no less favorable to such Seller than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate which is not also a Seller hereunder, or (ii) a transfer to and from Fieldstone Mortgage SPE (ML)-I, L.L.C. pursuant to that certain Loan Purchase and Sale Agreement, dated as of October 2, 2001, as amended from time to time.

          x.     Indebtedness. Neither Seller shall enter into any credit agreement or otherwise incur any additional Indebtedness (1) except as expressly set forth in clause (2) below, without 30 days' prior written notice to Buyer (other than (a) pursuant to Existing Credit Facilities specified on Exhibit K hereto or any incremental increases thereto, (b) Structured Securities Debt and (c) usual and customary accounts payable for a mortgage company) or (2) without the prior written consent of Buyer in its sole discretion with respect to any Seller's acquisition or operation of any new line of business unrelated to that of a REIT or a mortgage banker. The relevant Seller shall provide prompt written notice of any increase in its Existing Credit Facilities specified on Exhibit K.

          y.     Hedging. The Sellers have entered into Interest Rate Protection Agreements with respect to Purchased Mortgage Loans, Conforming Mortgage Loans, Jumbo Mortgage Loans, and Alt-A Mortgage Loans having terms with respect to protection against fluctuations in interest rates acceptable to Buyer in its sole good faith discretion.

          z.     True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of the Sellers or any Affiliate thereof or any of their officers furnished to Buyer hereunder and during Buyer's diligence of Seller are, and those furnished hereafter will be, true and complete and do not omit (or will not omit) to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by the Sellers to Buyer pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

          aa.    Delivery to Custodian. Prior to the purchase of a Mortgage Loan pursuant to this Agreement, the Sellers shall deliver, or cause to be delivered, to Buyer or Custodian, as applicable, the documentation set forth in the Custodial Agreement with respect to such Mortgage Loan. If upon examination of the documents included in the related Mortgage File, the Custodian determines that such documents do not satisfy the requirements set forth in the Custodial Agreement, the Custodian shall mark such Mortgage Loan as an exception on the related Mortgage Loan Schedule and Exception Report.

          bb.    Agency Approvals; Servicing. FMC shall maintain its status with Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, in each case in good standing. FMC shall service all Purchased Mortgage Loan which are Committed Mortgage Loans in accordance with the applicable agency guide. Should FMC, for any reason, cease to possess all such applicable Agency Approvals, or should notification to the relevant Agency or to The Department of Housing and Urban Development, FHA or VA be required, such FMC shall so notify Buyer immediately in writing. Notwithstanding the preceding sentence, FMC shall take all necessary action to maintain all of their applicable Agency Approvals at all times during the term of this Agreement and each outstanding Transaction. FMC has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

          cc.    Take-out Payments. With respect to each Committed Mortgage Loan, the Sellers shall arrange that all payments under the related Take-out Commitment shall be paid directly to Buyer at the account set forth in Section 9 hereof, or to an account approved by Buyer in writing prior to such payment. With respect to any Agency Take-out Commitment, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Buyer's wire instructions to the Sellers or Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, is identical to the Payee Number that has been identified by Buyer in writing as Buyer's Payee Number or Buyer has previously approved the related Payee Number in writing in its sole discretion; with respect to any Take-out Commitment with an Agency, the applicable agency documents list Buyer as sole subscriber, unless otherwise agreed to in writing by Buyer, in Buyer's sole discretion.

          dd.    No Pledge. No Seller shall pledge, transfer or convey any security interest in the Collection Account to any Person without the express written consent of Buyer.

          ee.    Non-Structured Securities Indebtedness to Consolidated Adjusted Tangible Net Worth Ratio. The Sellers' ratio of consolidated Indebtedness less Structured Securities Debt to Consolidated Adjusted Tangible Net Worth shall not exceed 10:1.

          ff.    Maintenance of Liquidity. The Sellers shall maintain cash, Cash Equivalents as well as unencumbered Mortgage Loans held for sale or securitization of at least $15 million.

15. Events of Default

        Each of the following shall constitute an "Event of Default" hereunder:

          a.     Payment Failure. Failure of any Seller to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Price Differential Payment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing indebtedness of any Seller to Buyer or to any affiliate of Buyer, or (ii) cure any Margin Deficit pursuant to Section 6 hereof.

          b.     Cross Default. Any Seller or any of Seller's Affiliates shall be in default under (i) any Indebtedness of any Seller or of such Affiliate which default (1) involves the failure to pay a matured obligation in any one case or in the aggregate in an amount of at least $2,000,000, or (2) permits the acceleration of the maturity of obligations in any one case or in the aggregate in an amount of at least $2,000,000 by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract to which any Seller or such Affiliate is a party which default (1) involves the failure to pay a matured obligation in any one case or in the aggregate in an amount of at least $2,000,000, or (2) permits the acceleration of the maturity of obligations in any one case or in the aggregate in an amount of at least $2,000,000 by any other party to or beneficiary of such contract.

          c.     Assignment. Assignment or attempted assignment by any Seller of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by Seller of any security interest, lien or other encumbrances on any Purchased Mortgage Loans to any person other than Buyer.

          d.     Insolvency. An Act of Insolvency shall have occurred with respect to any Seller or any Affiliate.

          e.     Material Adverse Change. Any material adverse change in the Property, business, financial condition or operations of any Seller or any of its Affiliates shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer's sole good faith discretion, constitutes a material impairment of any Seller's ability to perform its obligations under this Agreement or any other Program Agreement.

          f.      Breach of Financial Representation or Covenant or Obligation. A breach by any Seller of any of the representations, warranties or covenants or obligations set forth in Sections 13(a)(1), 13(a)(6), 13(a)(7), 13(a)(12), 13(a)(19), 14(a), 14(b), 14(e), 14(f), 14(r), 14(w), 14(x), 14(ee) or 14(ff) of this Agreement.

          g.     Breach of Non-Financial Representation or Covenant. A breach by any Seller of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise listed in Section 15(f) above) which breach is not cured within five (5) Business Days (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value and the obligation to repurchase such Mortgage Loan unless (i) such Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis, or (iii) Buyer, in its sole discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects (A) the condition (financial or otherwise) of any Seller, its Subsidiaries or Affiliates; or (B) Buyer's determination to enter into this Agreement or Transactions with Seller, then such breach shall constitute an immediate Event of Default and the Sellers shall have no cure right hereunder).

          h.     Change of Control. The occurrence of a Change in Control.

          i.      Failure to Transfer. Any Seller fails to transfer the Purchased Mortgage Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).

          j.      Judgment. A final judgment or judgments for the payment of money in excess of $2,000,000 in an individual amount or $5,000,000 in the aggregate shall be rendered against any Seller or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof.

          k.     Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller or any Affiliate, or shall have taken any action to displace the management of Seller or any Affiliate or to curtail its authority in the conduct of the business of any Seller or any Affiliate, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller or Affiliate as an issuer, buyer or a seller/servicer of Loans or securities backed thereby, and such action provided for in this subparagraph (l) shall not have been discontinued or stayed within 30 days.

          l.      Inability to Perform. Any Seller shall admit its inability to, or its intention not to, perform any of the Sellers' Obligations hereunder.

          m.    Security Interest. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Mortgage Loans or Repurchase Assets purported to be covered hereby.

          n.     Financial Statements. Any Seller's audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of any Seller as a "going concern" or a reference of similar import.

          o.     Amendments. Any material amendment is made to the Underwriting Guidelines which was not previously approved by Buyer pursuant to Section 14(q).

          p.     REIT Status. The failure of FIC to at any time continue to be (i) qualified as a real estate investment trust as defined in Section 856 of the Code and (ii) entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120—REIT filed with the United States Internal Revenue Service for such year, or the entering into by FIC of any material "prohibited transactions" as defined in Sections 857(b) and 856(c) of the Code.

        An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

16. Remedies Upon Default

        In the event that an Event of Default shall have occurred:

          a.     Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Buyer shall (except upon the occurrence of an Act of Insolvency) give notice to the Sellers of the exercise of such option as promptly as practicable.

          b.     If Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) the Sellers' obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price thereof on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied, in the Buyer's sole discretion, to the aggregate unpaid Repurchase Prices and any other amounts owing by the Sellers hereunder, and (iii) the Sellers shall immediately deliver to Buyer the Mortgage Files relating to any Purchased Mortgage Loans subject to such Transactions then in the Sellers' possession or control.

          c.     Buyer shall also have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of the Sellers relating to the Repurchase Assets and all documents relating to the Repurchase Assets (including, without limitation, any legal, credit or servicing files with respect to the Repurchase Assets) which are then or may thereafter come into the possession of the Sellers or any third party acting for the Sellers. To obtain physical possession of any Repurchase Assets held by Custodian, Buyer shall present to Custodian a Trust Receipt and Certification. Buyer shall be entitled to specific performance of all agreements of the Sellers contained in this Agreement.

          d.     Buyer shall have the right to direct all Servicers then servicing any Purchased Mortgage Loans to remit all collections thereon to Buyer, and if any such payments are received by any Seller, the Sellers shall not commingle the amounts received with other funds of the Sellers and shall promptly pay them over to Buyer. Buyer shall also have the right to terminate any one or all of the Servicers then servicing any Purchased Mortgage Loans with or without cause. In addition, Buyer shall have the right to immediately sell the Purchased Mortgage Loans and liquidate all Repurchase Assets. Such disposition of Purchased Mortgage Loans may be, at Buyer's option, on either a servicing-released or a servicing-retained basis. Buyer shall be entitled to place the Purchased Mortgage Loans in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Mortgage Loans individually for the prevailing price. Buyer shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give the Sellers credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder.

          e.     Upon the happening of one or more Events of Default, Buyer may apply any proceeds from the liquidation of the Purchased Mortgage Loans and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Buyer deems appropriate in its sole discretion.

          f.      The Sellers shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of the Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in any action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally, including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default), (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

          g.     To the extent permitted by applicable law, the Sellers shall be liable to Buyer for interest on any amounts owing by the Sellers hereunder, from the date the Sellers becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer's rights hereunder. Interest on any sum payable by the Sellers under this Section 16(g) shall be at a rate equal to the Post Default Rate.

          h.     Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

          i.      Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to the Sellers. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

          j.      Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives any defense (other than a defense of payment or performance) such Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.

          k.     Buyer shall have the right to perform reasonable due diligence with respect to the Sellers and the Mortgage Loans, which review shall be at the expense of Seller.

17. Reports

        a.     Notices. The Sellers shall furnish to Buyer (x) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by the Sellers hereunder which is given to or received from a Seller's lender, (y) immediately, notice of the occurrence of any Event of Default hereunder or default or breach by the Sellers or Servicer of any obligation under any Program Agreement or any material contract or agreement of the Sellers or Servicer or the occurrence of any event or circumstance that such party reasonably expects will, with the passage of time, become an Event of Default or such a default or breach by such party and (z) the following:

          (1)   as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, the unaudited consolidated and consolidating balance sheets of FIC and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for FIC and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of FIC, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of FIC and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

          (2)   as soon as available and in any event within ninety (90) days after the end of each fiscal year of FIC, the consolidated and consolidating balance sheets of FIC and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for FIC and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants, a member of AICPA, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated and consolidating financial statements fairly present the consolidated financial condition and results of operations of FIC and its respective consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

          (3)   such other prepared statements that Buyer may reasonably request;

          (4)   if applicable, copies of any 10-Ks, 10-Qs, registration statements and other "corporate finance" SEC filings (other than 8-Ks) by any Seller within 5 Business Days of their filing with the SEC; provided, that, FIC or any Affiliate will provide Buyer and Credit Suisse First Boston Corporation with a copy of the annual 10-K filed with the SEC by any Seller or its affiliates, no later than 90 days after the end of the year;

          (5)   from time to time such other information regarding the financial condition, operations, or business of the Sellers as Buyer may reasonably request;

          (6)   as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of any Seller knows, or with respect to any Plan or Multiemployer Plan to which any Seller or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of such Seller setting forth details respecting such event or condition and the action, if any, that such Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Seller or an ERISA Affiliate with respect to such event or condition);

          (7)   any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its Due Date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

          (8)   the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by the any Seller or an ERISA Affiliate to terminate any Plan;

          (9)   the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer any Plan, or the receipt by the any Seller or any

  ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

          (10) the complete or partial withdrawal from a Multiemployer Plan by any Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) that would have a Material Adverse Effect or the receipt by any Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

          (11) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days; and

          (12) the adoption of an amendment to any Plan that would result in the loss of tax-exempt status of the trust of which such Plan is a part if the related Seller or an ERISA Affiliate fails to provide timely security to such Plan in accordance with the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA.

          (13) As soon as reasonably possible, notice of any of the following events:

            (a)   change in the insurance coverage required of any Seller, Servicer or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;

            (b)   immediately following notice or knowledge of any material litigation against any Seller;

            (c)   any material dispute, litigation, investigation, proceeding or suspension between any Seller or Servicer, on the one hand, and any Governmental Authority;

            (d)   any material change in accounting policies or financial reporting practices of any Seller or Servicer;

            (e)   the occurrence of any material employment dispute and a description of the strategy for resolving it that has the possibility of resulting in a Material Adverse Effect;

            (f)    with respect to any Purchased Mortgage Loan, immediately upon receipt of notice or knowledge thereof, that the underlying Secured Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Loan;

            (g)   any material issues raised upon examination of any Seller or any Seller's facilities by any Governmental Authority;

            (h)   immediately following notice or knowledge of any claim for any Purchased Mortgage Loan against any Environmental Policy;

            (i)    promptly upon receipt of notice or knowledge of (i) any default related to any Repurchase Asset, (ii) any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Repurchase Assets; and

            (j)    any other event, circumstance or condition that has resulted, or has a reasonable possibility of resulting, in a Material Adverse Effect with respect to Seller.

        b.     Officer's Certificates. In conjunction with the delivery of each of the financial statements to be delivered by FIC pursuant to Section 17(a)(1) and (2) above, FIC shall deliver to Buyer a certificate of a Responsible Officer of such Seller, in the form of Exhibit D hereto certifying that, as of the date of such financial statements and as of the date of such certificates, the Sellers are in compliance with all the terms of this Agreement and setting forth the basis for such compliance, including the calculation of each financial ratio and covenant required to be satisfied herein.

        c.     Compliance Certificate. For each month, FIC shall deliver to Buyer a compliance certificate certifying Sellers' compliance with the covenants in Section 14(a), (b), (f), (ee) and (ff) above and setting forth its calculation thereof and identifying all Mortgage Loans purchased by Buyer and held by Custodian pending repurchase.

        d.     Mortgage Loan Reports. The Sellers will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, delinquency reports, pool analytic reports and static pool reports (i.e., delinquency, foreclosure and net charge-off reports) and monthly stratification reports summarizing the characteristics of the Purchased Mortgage Loans.

        e.     Asset Tape. If required pursuant to Section 14(g), the Sellers shall provide to Buyer, electronically, in a format mutually acceptable to Buyer and the Sellers, an Asset Tape by no later than the Reporting Date.

        f.      Other. The Sellers shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement.

18. Repurchase Transactions

        Buyer may, in its sole election, engage in repurchase transactions with the Purchased Mortgage Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Mortgage Loans with a counterparty of Buyer's choice. Unless an Event of Default shall have occurred, no such transaction shall relieve Buyer of its obligations to transfer Purchased Mortgage Loans to the related Seller pursuant to Section 4 or 6 hereof, or of Buyer's obligation to credit or pay Income to, or apply Income to the obligations of, the Sellers pursuant to Section 7 hereof. In the event Buyer engages in a repurchase transaction with any of the Purchased Mortgage Loans or otherwise pledges or hypothecates any of the Purchased Mortgage Loans, Buyer shall have the right to assign to Buyer's counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Mortgage Loans that are subject to such repurchase transaction.

19. Single Agreement

        Buyer and the Sellers acknowledge that, and have entered hereunto, and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

20. Notices and Other Communications

        Any and all notices (with the exception of Transaction Requests or Purchase Confirmations, Margin Calls or Repurchase Requests, which shall be delivered via facsimile and/or electronically only), statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, telegraph, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

  If to a Seller:

    Fieldstone Mortgage Company
    11000 Broken Land Parkway
    Suite 600
    Columbia, MD 21044
    Attention: Treasurer
    Phone Number:410-772-7275
    Fax Number: 443-367-2172

    mjsonnenfeld@fmcmortgage.com
    rpartlow@fmcmortgage.com
    mkrebs@fmcmortgage.com

    Fieldstone Investment Corporation
    11000 Broken Land Parkway
    Suite 600
    Columbia, MD 21044
    Attention: Treasurer
    Phone Number: 410-772-7275
    Fax Number: 443-367-2172

    mjsonnenfeld@fmcmortgage.com
    rpartlow@fmcmortgage.com
    mkrebs@fmcmortgage.com

  with a copy to:

  For Notices under Section 17:

    David P. Derber, Esq.
    Kelly, Hart & Hallman
    201 Main Street, Suite 2500
    Fort Worth, TX 76102
    Phone Number: 817-332-2500
    Fax Number: 817-878-9280

    david_derber@khh.com
    lisa_peterson@khh.com

  If to Buyer:

  For Transaction Requests and Purchase Confirmations:

    Credit Suisse First Boston Mortgage Capital LLC
    302 Carnegie Center, 2nd Floor
    Princeton, NJ 08540
    Attention: Tim Callahan
    Phone Number: 609-627-5053
    Fax Number: 609-627-5080

    tim.callahan@csfbconnect.com

  For all other Notices:

    Credit Suisse First Boston Mortgage Capital LLC
    302 Carnegie Center, 2nd Floor
    Princeton, NJ 08540
    Attention: Keith Reichenbach
    Phone Number: 609-627-5068
    Fax Number: 609-627-5080

    keith.reichenbach@csfbconnect.com

  with a copy to:

    Credit Suisse First Boston Mortgage Capital LLC
    Eleven Madison Avenue
    New York, NY 10010
    Attention: Legal Department
                    Bruce Kaiserman

    bruce.kaiserman@csfbconnect.com

21. Entire Agreement; Severability

        This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

22. Non assignability

        The Program Agreements are not assignable by the Sellers. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements; provided, however that Buyer shall maintain, for review by the Sellers upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee ("Assignment and Acceptance"), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer approved by the Sellers (such approval not to be unreasonably withheld) which assumes the obligations of Buyer or (ii) to another Person approved by the Sellers (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder and under the Program Agreements. The Sellers shall continue to take directions solely from Buyer unless Buyer has assigned all its rights and obligations hereunder in accordance with the preceding statement. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by the Sellers.

23. Set-off

        In addition to any rights and remedies of Buyer provided by law, Buyer shall have the right, without prior notice to the Sellers, any such notice being expressly waived by each Seller to the extent permitted by applicable law, upon any amount becoming due and payable by any Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any branch or agency thereof to or for the credit or the account of the Sellers. Buyer agrees promptly to notify the Sellers after any such set-off and application made by Buyer; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

24. Binding Effect; Governing Law; Jurisdiction

        a.     This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Seller may assign or transfer any of its rights or obligations under this Agreement, any Transaction Request, Purchase Confirmation or any other Program Agreement without the prior written consent of Buyer. The Sellers acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

        b.     EACH SELLER HEREBY WAIVES TRIAL BY JURY. EACH SELLER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. EACH SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION THEY MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

25. No Waivers, Etc.

        No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6(a), 16(a) or otherwise, will not constitute a waiver of any right to do so at a later date.

26. Intent

        a.     The parties recognize that each Transaction is a "repurchase agreement" as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of

Purchased Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a "securities contract" as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

        b.     It is understood that either party's right to liquidate Purchased Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

        c.     The parties agree and acknowledge that if a party hereto is an "insured depository institution," as such term is defined in the Federal Deposit Insurance Act, as amended ("FDIA"), then each Transaction hereunder is a "qualified financial contract," as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

        d.     It is understood that this Agreement constitutes a "netting contract" as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a "covered contractual payment entitlement" or "covered contractual payment obligation", respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a "financial institution" as that term is defined in FDICIA).

27. Disclosure Relating to Certain Federal Protections

        The parties acknowledge that they have been advised that:

          a.     in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission ("SEC") under Section 15 of the Securities Exchange Act of 1934 ("1934 Act"), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 ("SIPA") do not protect the other party with respect to any Transaction hereunder;

          b.     in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

          c.     in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

28. Power of Attorney

        Each Seller hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets without such Seller's signature thereon as Buyer, at its option, may deem appropriate, and appoints Buyer as such Seller's agent and attorney-in-fact to execute any such financing statement or statements in such Seller's name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of such Seller as its agent and attorney-in-fact. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer's consent. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28.

29. Buyer May Act Through Affiliates

        Buyer may, from time to time, designate one or more affiliates for the purpose of performing any action hereunder.

30. Indemnification; Obligations

        a.     Each Seller agrees to hold Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, Purchase Confirmation, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party's gross negligence or willful misconduct. Each Seller also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request, Purchase Confirmation and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel. The Sellers' agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Mortgage Loans. Each Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

        b.     Without limitation to the provisions of Section 4, if any payment of the Repurchase Price of any Transaction is made by the Sellers other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 16 or for any other reason, the Sellers shall, upon demand by Buyer, pay to Buyer an amount sufficient to compensate Buyer for any losses, costs or expenses that it may reasonably incur as of a result of such payment.

        c.     Without limiting the provisions of Section 30(a) hereof, if the Sellers fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Sellers by Buyer, in its sole discretion.

31. Counterparts

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

32. Confidentiality

        This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer and Agent and shall be held by the Sellers in strict confidence and shall not be disclosed to any third party without the written consent of Buyer except for (i) disclosure to the Sellers' direct and indirect affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body including, without limitation, the SEC, (iii) disclosure to Persons performing due diligence investigations of Sellers in connection with merger or acquisition transactions or in connection with any initial public offering involving the Sellers or their Affiliates, or (iv) disclosure in connection with any initial public offering involving the Sellers or their Affiliates only with respect to (a) the existence of this Repurchase Agreement, (b) the Maximum Aggregate Purchase Price, (c) the range or average of the calculation of the Purchase Price or Price Differential, (d) the restrictive covenants set forth in Section 14, (e) the sub-limits related to Wet-Ink Mortgage Loans, (f) the Termination Date, (g) the date of this Agreement and (h) the aggregate Purchase Price of outstanding Transactions as of a certain date, or (v) disclosure to Sellers' current and prospective warehouse lenders; and provided that, in no event shall either Seller disclose to any current or prospective warehouse lenders any other terms other than those referred to in (iv)(a), (b) and (d) above, including without limitation, any information with respect to the calculation of the Purchase Price, Price Differential or any fees, without the express written consent of Buyer or as is otherwise permitted pursuant to this Section 32. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment; provided that the Sellers may not disclose the name of or identifying information with respect to Buyer or Agent or any pricing terms (including, without limitation, the Pricing Rate, Non-Utilization Fee, Periodic Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer.

33. Recording of Communications

        Buyer and the Sellers shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions. Buyer and the Sellers consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings. The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the communications of the persons so recorded.

34. Periodic Fee

        The Sellers shall pay to Buyer in immediately available funds a non refundable fee due and owing upon closing and payable in arrears no later than the Price Differential Payment Date following the end of each calendar quarter, in the amount set forth in the fee schedule attached hereto as Annex II. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.

        The Periodic Fee will be waived for any quarter in which any Affiliate of Buyer acts as sole lead underwriter for the securitization of the related Repurchase Asset.

        Upon any failure to enter into Transactions solely as a result of any of the events listed in Section 10(b)(8), no fee payable by the Sellers in accordance with this Section shall be due which is attributable to the period commencing on the date on which Buyer has ceased entering into Transactions hereunder up to but not including the earliest to occur of the Buyer (i) giving notice that the events in Section 10(b)(8) no longer exist and (ii) agreement or other evidence of agreement to enter into Transactions hereunder (including without limitation actually entering into Transactions hereunder) and (iii) the Termination Date.

35. Non-Utilization Fee

        No later than the Price Differential Payment Date, the Sellers shall pay to Buyer a non-refundable fee for the preceding calendar month calculated in accordance with the formula set forth in the schedule attached hereto as Annex I. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.

        Upon any failure to enter into Transactions solely as a result of any of the events listed in Section 10(b)(8), no fee payable by the Sellers in accordance with this Section shall be due which is attributable to the period commencing on the date on which Buyer has ceased entering into Transactions hereunder up to but not including the earliest to occur of the Buyer (i) giving notice that the events in Section 10(b)(8) no longer exist and (ii) agreement or other evidence of agreement to enter into Transactions hereunder (including without limitation actually entering into Transactions hereunder) and (iii) the Termination Date.

36. Periodic Due Diligence Review

        Each Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each Seller agrees that upon reasonable (but no less than one (1) Business Day's) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to the Sellers, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Sellers and/or the Custodian. The Sellers also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, each Seller acknowledges that Buyer may purchase Mortgage Loans from the Sellers based solely upon the information provided by the Sellers to Buyer in the Purchased Assets Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering Broker's price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Each Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of the Sellers. Each Seller further agrees that Seller shall pay all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer's activities pursuant to this Section 36 ("Due Diligence Costs").

37. Authorized Representatives

        Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly for the Sellers or the Buyer, as the case may be, under this Agreement

38. Acknowledgement Of Anti-Predatory Lending Policies

        Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

39. Joint and Several

        Sellers and Buyers hereby acknowledge and agree that the Sellers are each jointly and severally liable to Buyer for all of their respective obligations hereunder.

        [Signature Page Follows]

        IN WITNESS WHEREOF, each Seller and the Buyer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

Credit Suisse First Boston Mortgage Capital LLC
By:	/s/ BRUCE S. KAISERMAN
Title:	Vice President
Date:	April 5, 2004
Fieldstone Mortgage Company
By:	/s/ MARK C. KREBS
Title:	Senior Vice President & Treasurer
Date:	April 5, 2004
Fieldstone Investment Corporation
By:	/s/ ROBERT G. PARTLOW
Title:	Senior Vice President
Date:	April 5, 2004

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASED MORTGAGE LOANS

        With respect to those representations and warranties which are made to the best of each Seller's knowledge, if it is discovered by the Sellers or the Buyer that the substance of such representation and warranty is inaccurate and such inaccuracy adversely affects the value of the related Mortgage Loan or the interest of the Buyer, notwithstanding the Sellers' lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

        (a)   Payments Current. No payment required under the Mortgage Loan is delinquent more than 30 days nor has any payment under the Mortgage Loan been delinquent more than 30 days at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note.

        (b)   No Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid. Neither Seller nor the Qualified Originator from which Seller acquired the Mortgage Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest thereunder.

        (c)   Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule.

        (d)   No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated. Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

        (e)   Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, or (iii) the amount necessary to avoid the

Schedule I-1

operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan and, with respect to any Second Lien Mortgage Loan, the outstanding principal balance of the prior mortgage loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the "hazard insurance policy") contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days' prior written notice to the mortgagee. No such notice has been received by Seller. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor's failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

        (f)    Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.

        (g)   No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

        (h)   Location and Type of Mortgaged Property. The Mortgaged Property is located in an Acceptable State as identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development or a de minimis planned unit development; provided, however, that any condominium unit or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings or shall conform to underwriting guidelines acceptable to Buyer in its sole discretion and that no residence or dwelling is a mobile home. No portion of the Mortgaged

Schedule I-2

Property is used for commercial purposes; provided, that, the Mortgaged Property may be a mixed use property if such Mortgaged Property conforms to underwriting guidelines acceptable to Buyer in its sole discretion.

        (i)    Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

          a.     the lien of current real property taxes and assessments not yet due and payable;

          b.     covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in Buyer's title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

          c.     other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

          d.     any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to pledge and assign the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage; and

          e.     with respect to each Mortgage Loan which is a Second Lien Mortgage Loan a first lien on the Mortgaged Property.

        (j)    Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. All information supplied by, on behalf of, or concerning the Mortgagor is true, accurate and complete and does not contain any statement that is or will be inaccurate in any material respect. Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of Seller's knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; tax segregation, where required, has been completed.

        (k)   Full Disbursement of Proceeds. There is no further requirement for future advances under the Mortgage Loan, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were

Schedule I-3

paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

        (l)    Ownership. Seller has full right to sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except for any such security interest created pursuant to the terms of this Agreement.

        (m)  Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

        (n)   Title Insurance. The Mortgage Loan is covered by either (i) an attorney's opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA mortgagee's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first or second priority lien of the Mortgage, as applicable in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (1), (2) and (3) and, with respect to Second Lien Mortgage Loans, clause (4) of paragraph (i) of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller, its successors and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

        (o)   No Defaults. There is no delinquency in payments of more than 30 days past the due date or other default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

Schedule I-4

        (p)   No Mechanics' Liens. To the best of Seller's knowledge, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

        (q)   Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

        (r)   Origination; Payment Terms. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. Principal payments on the Mortgage Loan commenced no more than 60 days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate is adjusted, with respect to adjustable rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap. The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note.

        (s)   Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae.

        (t)    Occupancy of the Mortgaged Property. As of the Purchase Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. With respect to any Mortgage Loan originated with an "owner-occupied" Mortgaged property, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence.

        (u)   No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (i) above.

Schedule I-5

        (v)   Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor.

        (w)  Transfer of Mortgage Loans. Except with respect to Mortgage Loans intended for purchase by Ginnie Mae and for Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

        (x)   Due-On-Sale. Except with respect to Mortgage Loans intended for purchase by Ginnie Mae, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

        (y)   No Buydown Provisions; No Graduated Payments or Contingent Interests. Except with respect to Agency Mortgage Loans, the Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

        (z)   Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

        (aa)    No Condemnation Proceeding. There have not been any condemnation proceedings with respect to the Mortgaged Property and Seller has no knowledge of any such proceedings.

        (bb)    Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Mortgage Loan and Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, (other than with respect to each Second Lien Mortgage Loan and for which the mortgagee under the first lien is collecting Escrow Payments) all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

        (cc)    Conversion to Fixed Interest Rate. Except (i) as allowed by Fannie Mae or Freddie Mac, (ii) as would be allowed by Fannie Mae or Freddie Mac but for limits by such Agencies on loan

Schedule I-6

amounts, or (iii) or otherwise as expressly approved in writing by Buyer, with respect to adjustable rate Mortgage Loans, the Mortgage Loan is not convertible to a fixed interest rate Mortgage Loan.

        (dd)    Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or by any officer, director, or employee of Seller or any designee of Seller or any corporation in which Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

        (ee)    Servicemembers Civil Relief Act. The Mortgagor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

        (ff)    Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property which appraisal is either (i) with respect to Conforming Mortgage Loans only, an automated appraisal acceptable to an Agency or (ii) signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

        (gg)    Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and Seller maintains such statement in the Mortgage File.

        (hh)    Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

        (ii)    No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay.

        (jj)    Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

        (kk)    No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

Schedule I-7

        (ll)    Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan; provided, however, that no such refinanced Mortgage Loan shall have been originated pursuant to a streamlined mortgage loan refinancing program.

        (mm)    Origination Date. Unless otherwise approved by the Buyer in writing, the origination date is no earlier than thirty (30) days prior to the related Purchase Date.

        (nn)    Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

        (oo)    Documents Genuine. Such Purchased Mortgage Loan and all accompanying collateral documents are complete and authentic and all signatures thereon are genuine. Such Purchased Mortgage Loan is a "closed" loan fully funded by Seller and held in Seller's name.

        (pp)    Bona Fide Loan. Such Purchased Mortgage Loan arose from a bona fide loan, complying with all applicable State and Federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim.

        (qq)    Other Encumbrances. To the best of Seller's knowledge, any property subject to any security interest given in connection with such Purchased Mortgage Loan is not subject to any other encumbrances other than a stated first mortgage, if applicable, and encumbrances which may be allowed under the Underwriting Guidelines.

        (rr)    Description. Each Purchased Mortgage Loan conforms to the description thereof as set forth on the related Mortgage Loan Schedule delivered to the Custodian and Buyer.

        (ss)    Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Purchased Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.

        (tt)    Underwriting Guidelines. Each Purchased Mortgage Loan has been originated in accordance with the Underwriting Guidelines (including all supplements or amendments thereto) previously provided to Buyer.

        (uu)    Aging. Such Purchased Mortgage Loan has not been subject to a Transaction hereunder for more than 180 days.

        (vv)    Committed Mortgage Loans. Each Committed Mortgage Loan is covered by a Take-out Commitment, does not exceed the availability under such Take-out Commitment (taking into consideration mortgage loans which have been purchased by the respective Take-out Investor under the Take-out Commitment and mortgage loan which Seller has identified to Buyer as covered by such Take-out Commitment) and conforms to the requirements and the specifications set forth in such Take-out Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Take-out Investor and is eligible for sale to and insurance or guaranty by, respectively the applicable Take-out Investor and applicable insurer. Each Take-out Commitment is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

        (ww)    Primary Mortgage Guaranty Insurance. Each Mortgage Loan is insured as to payment defaults by a policy of primary mortgage guaranty insurance in the amount required where applicable, and by an insurer approved, by the applicable Take-out Investor, if applicable, and all provisions of

Schedule I-8

such primary mortgage guaranty insurance have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Each Mortgage Loan which is represented to Buyer to have, or to be eligible for, FHA insurance is insured, or eligible to be insured, pursuant to the National Housing Act. Each Mortgage Loan which is represented by Seller to be guaranteed, or to be eligible for guaranty, by the VA is guaranteed, or eligible to be guaranteed, under the provisions of Chapter 37 of Title 38 of the United States Code. As to each FHA insurance certificate or each VA guaranty certificate, Seller has complied with applicable provisions of the insurance for guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guarantee have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty, and the insurance or guaranty is, or when issued, will be, in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of setoff affecting the Mortgage Loans or affecting the validity or enforceability of any private mortgage insurance or FHA insurance applicable to the Mortgage Loans or any VA guaranty with respect to the Mortgage Loans.

        (xx)    Predatory Lending Regulations; High Cost Loans. None of the Mortgage Loans are classified as a High Cost Mortgage Loan.

        (yy)    Wet-Ink Mortgage Loans. With respect to each Mortgage Loan that is a Wet-Ink Mortgage Loan, the Settlement Agent has been instructed in writing by Seller to hold the related Mortgage Loan Documents as agent and bailee for Buyer or Buyer's agent and to promptly forward such Mortgage Loan Documents in accordance with the provisions of the Custodial Agreement and the Escrow Instruction Letter.

        (zz)    FHA Mortgage Insurance; VA Loan Guaranty. With respect to the FHA Loans, the FHA Mortgage Insurance Contract is in full force and effect and there exists no impairment to full recovery without indemnity to the Department of Housing and Urban Development or the FHA under FHA Mortgage Insurance. With respect to the VA Loans, the VA Loan Guaranty Agreement is in full force and effect to the maximum extent stated therein. All necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA and the VA, respectively, to the full extent thereof, without surcharge, set-off or defense. Each FHA Loan and VA Loan was originated in accordance with the criteria of an Agency for purchase of such Mortgage Loans.

Schedule I-9

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